Exhibit 99.2

Audited financial statements of Riviera Black Hawk

As of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Monarch Casino & Resort, Inc.

We have audited the accompanying balance sheets of Riviera Black Hawk, Inc. (the Company) as of December 31, 2011 (Successor) and 2010 (Predecessor), and the related statements of operations and cash flows for the nine-month period ended December 31, 2011 (Successor), the three-month period ended March 31, 2011 (Predecessor) and the year ended December 31, 2010 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Riviera Black Hawk, Inc. at December 31, 2011 (Successor) and 2010 (Predecessor), and the results of its operations and its cash flows for the nine-month period ended December 31, 2011 (Successor), the three-month period ended March 31, 2011 (Predecessor) and the year ended December 31, 2010 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 and 2 to the financial statements, on November 17, 2010 the United States Bankruptcy Court for the District of Nevada entered a written order confirming the Debtors’ Second Amended Joint Plan of Reorganization, which became effective on December 1, 2010. Accordingly, the accompanying financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor company as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Note 2.

/s/ Ernst & Young LLP

Las Vegas, Nevada

July 12, 2012

RIVIERA BLACK HAWK, INC.

BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

(Dollars In Thousands)

	Successor	Predecessor
	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,936	$6,168
Accounts receivable - net	200	128
Due from parent	-	20,669
Inventories	79	115
Prepaid expenses and other assets	656	885
Total current assets	6,871	27,965

PROPERTY AND EQUIPMENT - net	40,826	57,150

OTHER ASSETS
Intangible assets - net	6,884	-
Other assets	10	22
Intercompany	23,498	-
Total other assets	30,392	22
Total assets	$78,089	$85,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of capital lease	$45	$44
Accounts payable	631	1,296
Accrued expenses	3,880	4,209
Income tax payable	1,373	338
Liabilities subject to compromise	-	110
Total current liabilities	5,929	5,997
LONG-TERM LIABILITIES
Deferred tax liability	1,244	4,082
Due to parent	70,000	70,000
Capital lease - net of current portion	26	71
Total long-term liabilities	71,270	74,153
Total liabilities	77,199	80,150
STOCKHOLDERS’ EQUITY
Additional paid-in capital	-	1,157
Retained earnings	890	3,830
Total stockholders’ equity	890	4,987
Total liabilities and stockholders’ equity	$78,089	$85,137

The accompanying notes are an integral part of these financial statements.

RIVIERA BLACK HAWK, INC.

STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Successor	Predecessor	Predecessor
	9 Months Ended	3 Months Ended	Year Ended
	December 31, 2011	March 31, 2011	December 31, 2010
REVENUES
Casino	$28,840	$9,803	$38,905
Food and beverage	2,942	1,046	5,028
Other	296	77	198
Gross revenues	32,078	10,926	44,131
Less - promotional allowances	(2,555)	(896)	(4,310)
Net revenues	29,523	10,030	39,821
OPERATING EXPENSES
Casino	14,185	4,986	20,797
Food and beverage	357	254	1,126
Selling, general and administrative	7,556	2,223	9,048
Intercompany management fees	662	206	734
Depreciation and amortization	2,909	890	3,730
Total operating expenses	25,669	8,559	35,435

INCOME FROM OPERATIONS	3,854	1,471	4,386

Interest expense, net	(1)	-	(5,251)
Interest expense, due to parent	(3,937)	(1,313)	-
Total interest expense, net	(3,938)	(1,313)	(5,251)

(LOSS) INCOME BEFORE INCOME TAX PROVISION	(84)	158	(865)

Income tax benefit (provision)	39	(43)	280

NET (LOSS) INCOME	$(45)	$115	$(585)

The accompanying notes are an integral part of these financial statements.

RIVIERA BLACK HAWK, INC.

STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Successor	Predecessor	Predecessor
	9 Months Ended	3 Months Ended	Year Ended
	December 31, 2011	March 31, 2011	December 31, 2010
OPERATING ACTIVITIES
Net (loss) income	$(45)	$115	$(585)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,909	890	3,730
Loss on disposition of assets	31	-	140
Changes in operating assets and liabilities:
Accounts receivable - net	(70)	(2)	72
Inventories	4	32	6
Prepaid expenses and other assets	69	(74)	(78)
Accounts payable	(486)	(179)	(178)
Accrued liabilities	(358)	(76)	(101)
Income taxes	(39)	43	(280)
Net cash provided by operating activities	2,015	749	2,726
INVESTING ACTIVITIES
Capital expenditures for property and equipment	(24)	(180)	(663)
Disposal of assets	78	-	-
Change in intercompany balance	(2,565)	(262)	-
Net cash used in investing activities	(2,511)	(442)	(663)
FINANCING ACTIVITIES
Payments on capitalized leases	(33)	(10)	(43)
Amount due to /from RHC and subsidiaries	-	-	(793)
Net cash used in financing activities	(33)	(10)	(836)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(529)	297	1,227
CASH AND CASH EQUIVALENTS – Beginning of period	6,465	6,168	4,941
CASH AND CASH EQUIVALENTS – End of period	$5,936	$6,465	$6,168

SUPPLEMENTAL DISCLOSURES
FINANCING AND INVESTING ACTIVITIES
Property acquired with accounts payable	$-	$-	$516
Cash paid for interest	$-	$-	$49

The accompanying notes are an integral part of these financial statements.

RIVIERA BLACK HAWK, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1.                                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Nature of Operations

Riviera Black Hawk, Inc. (the “Company”) owns and operates the Riviera Black Hawk Casino (“Riviera Black Hawk”) located in Black Hawk Colorado.

On September 29, 2011, Monarch Casino & Resort, Inc. (“Monarch”), entered into a definitive Stock Purchase Agreement (the “Agreement”) with Riviera Operating Corporation (“ROC”), a Nevada corporation, Riviera Holdings Corporation (“RHC”), a Nevada corporation (collectively the “Seller”) and Riviera Black Hawk, Inc., a Colorado corporation (“RBHI”).  Pursuant to the Agreement, the Seller agreed to sell all of the issued and outstanding shares of common stock of Riviera Black Hawk to Monarch.  On April 26, 2012 (the “Close Date”), the transaction was completed.

As discussed further below in “Overview of Recent Developments” and in Note 2 to the financial statements, on November 17, 2010 the United States Bankruptcy Court for the District of Nevada entered a written order confirming Second Amended Joint Plan of Reorganization for ROC, RHC and the Company, which became effective on December 1, 2010. Accordingly, the accompanying financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Note 2.

References to “Successor” refers to the Company on or after April 1, 2011.  References to “Predecessor” refer to the Company prior to April 1, 2011. For 2011, the accompanying statements of operations and cash flows are presented for two periods: January 1, 2011 through March 31, 2011 (the “Predecessor Period”) and April 1, 2011 through December 31, 2011 (the “Successor Period”). The Predecessor Period reflects the historical accounting basis in Predecessor’s assets and liabilities, while the Successor Period reflects assets and liabilities at fair value by allocating the Company’s enterprise value to its assets and liabilities pursuant to accounting guidance related to business combinations.

The Company’s operations are subject to extensive regulation in the state Colorado by the respective gaming authority and various other state and local regulatory agencies. Management believes that the Company’s procedures comply, in all material respects, with the applicable regulations for supervising casino operations, recording casino and other revenues, and granting credit.

Basis of Presentation

Until April 26, 2012, the Company was a wholly-owned subsidiary of Riviera Holdings Corporation. The accompanying financial statements have been prepared from the separate records maintained by the Company on a stand-alone basis and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Company had been operated as an unaffiliated company.

Overview of Recent Developments

On July 12, 2010 (the “Petition Date”), RHC, ROC and the Company, (collectively, the “Debtors”) filed petitions (the “Chapter 11 Cases”) for relief under the provisions of Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”).  On November 17, 2010, the Bankruptcy Court entered a written order confirming the Debtors’ Second Amended Joint Plan of Reorganization (as amended and supplemented, the “Plan”).  On December 1, 2010, the Plan became effective.

On April 1, 2011 (the “Substantial Consummation Date”), the Debtors emerged from reorganization proceedings under the United States Bankruptcy Code (the “Reorganized Debtors”).

As of the Substantial Consummation Date, the Company adopted the “fresh-start” provisions in accordance with accounting guidance on reorganizations, which require that all assets and liabilities be recorded at their reorganization fair values, respectively, as of such Substantial Consummation Date. Certain of these values differed materially from the values recorded on Predecessor’s balance sheet as of March 31, 2011. In addition, the Company’s accounting practices and policies may not be the same as that of Predecessor’s. For all of these reasons, the Company’s financial statements for periods subsequent to the Substantial Consummation Date are not comparable with Predecessor’s prior periods.

For the Predecessor Period, the accompanying financial statements of Predecessor have been prepared in accordance with accounting guidance for financial reporting by entities in reorganization under the United States Bankruptcy Code.  Accordingly, all pre-petition liabilities subject to compromise have been segregated in the accompanying balance sheets as of December 31, 2010 and classified as liabilities subject to compromise at the estimated amounts of allowable claims. Liabilities not subject to compromise are separately classified as current and non-current. Reorganization items include the expenses, realized gains and losses, and provisions for losses resulting from the reorganization under the United States Bankruptcy Code, and are reported separately as reorganization items on the consolidated financial statements of RHC.  Cash received and payments for reorganization items are disclosed separately in the accompanying statements of cash flows.

On September 29, 2011, RHC, ROC and RBHI, entered into a Stock Purchase Agreement with Monarch Casino & Resorts, Inc., a Nevada corporation, and its wholly-owned subsidiary Monarch Growth Inc., a Nevada corporation (collectively, the “Buyer”), pursuant to which the Buyer agreed to purchase the Riviera Black Hawk by acquiring all of the issued and outstanding shares of common stock of RBHI.  The Buyer would pay $76 million for the stock, subject to certain post-closing working capital adjustments.  At the closing, ROC would pay or satisfy substantially all of RBHI’s indebtedness (which consists of inter-company accounts and equipment leases) and would leave at least $2.1 million of working capital, including at least $2.1 million of “cage cash” (as defined in the Stock Purchase Agreement).  The transaction closed on April 26, 2012.

Further details about the Debtor’s reorganization proceedings under the United States Bankruptcy Code, the emergence from reorganization of the Reorganized Debtors and the sale of RBHI can be found in RHC’s filings with the Securities and Exchange Commission (“SEC”), including RHC’s Current Report on Form 8-K filed on July 14, 2010, Current Report on Form 8-K filed on December 7, 2010, Annual Report on Form 10-K filed on March 21, 2011, Current Report on Form 8-K filed on April 7, 2011 and Current Report on Form 8-K filed on September 30, 2011.

Fresh-Start Reporting

The adoption of fresh-start reporting results in a new reporting entity. Under fresh-start reporting, all assets and liabilities are recorded at their estimated fair values and Predecessor’s accumulated equity (deficit) is eliminated.  In adopting fresh-start reporting, the Company is required to determine its enterprise value, which represents the fair value of the entity before considering its interest bearing debt.

Cash and Cash Equivalents

Amounts classified as cash and cash equivalents include cash held in the Company’s bank accounts and cash on-hand for operating purposes.

Accounts Receivable

Accounts receivable consist primarily of commissions, rebates and other receivables, net of an allowance for doubtful accounts. The Company calculates an allowance for doubtful accounts by applying a percentage, estimated by management based on historical aging experience, to the accounts receivable balance.

Inventories

Inventories consist primarily of food, beverage, retail and promotional items and are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Property and Equipment

Property and equipment are stated at cost, and capitalized lease assets are stated at the present value of future minimum lease payments at the date of lease inception. Depreciation is computed by the straight-line method over the shorter of the estimated useful lives or lease terms, if applicable, of the related assets with lives ranging from:

Buildings and improvements	7 to 40 years
Land improvements	15 to 20 years
Furniture, fixtures and equipment	3 to 7 years

For assets to be disposed of, we recognize the asset to be sold at the lower of carrying value or fair market value less costs of disposal.  Fair market value for assets to be disposed of is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. For assets to be held and used, we periodically assess the recoverability of property and equipment and evaluate such assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated.  If the undiscounted cash flows do not exceed the carrying value, then impairment is calculated based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model.  There were no asset impairment losses for the years ended December 31, 2011 or 2010.

Intangible Assets

Definite-lived intangible assets resulting from the fresh start accounting accounted for using the measurement guidance related to business combination are estimated by management based on the fair value of assets, based upon the valuation performed by an independent valuation firm familiar with the industry in which the Company operates. Identifiable intangible assets are comprised of customer list and trade name.

The Company evaluates definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amounts might not be recoverable. If such indicators are present, the Company compares the estimated undiscounted cash flows directly associated with the asset to the asset’s carrying value. If the estimated future cash flows from the use of the asset are less than the carrying value, an impairment write-down is recorded to reduce the asset to its fair value. The Company recorded no impairment charges for its intangible assets for the Successor Period, Predecessor Period and year ended December 31, 2010.

Income Taxes

The Company’s operating results are included in the consolidated federal income tax return of RHC. For purposes of the Company’s financial statements, the provision for income taxes has been prepared using the separate return method. RHC manages its tax position for the benefit of its entire portfolio of businesses. As a result, the assumptions, methodologies and calculations made for the purposes of determining the Company’s tax provision and related tax accounts in the financial statements herein may differ from those made by RHC and are not necessarily reflective of the tax strategies that the Company would have followed as a separate stand-alone company.

In applying the separate return method, income taxes are determined using the asset and liability method of accounting. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the corresponding tax carrying amounts of assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence weighted toward evidence that is objectively verifiable.

The Company is subject to income taxes in the United States. Authoritative guidance for accounting for income taxes requires that we account for income taxes by recognizing deferred tax assets, net of applicable reserves, and liabilities for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities is recognized in the results of operations in the period that includes the enactment date.

Authoritative guidance for accounting for income taxes also requires that we perform an assessment of positive and negative evidence regarding the realization of the deferred tax assets. This assessment included the evaluation of the reversal of future temporary differences.  As a result, we have concluded that it is more likely than not that the net deferred tax assets, excluding the deferred tax liability related to the step up in land recorded in fresh-start reporting, will be realized, and, thus, we have not provided an allowance against our net deferred tax asset balance.  Deferred tax liabilities and related indefinite life assets are not available to be considered as a future source of income for purposes of evaluating the recognition of deferred tax assets. Accordingly, a deferred tax liability related to the step up in land has been recognized on the Company’s balance sheet.

The Company has not recorded a reserve for uncertain tax positions and does not anticipate that this will change over the next twelve months.  Our income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the locations where we operate.  The statute of limitations varies by jurisdiction.  Generally, because the Company has losses from prior years, the statute of limitations remains open until the statute of limitations for the tax year in which the losses are utilized expires.

Due to Parent

Due to Parent represents debt allocated from RHC to the Company (see Note 14). The intercompany account represents funds/items transferred to/from between the Company, RHC and ROC, including but not limited to (management fees, allocation of insurance premiums, transfer of gaming devices). The intercompany account also includes any transfers of excess cash between the Company, RHC, and ROC to fund operations. These transactions are reflected on the balance sheet as intercompany and classified as other assets.

Fair Value Measurement

The carrying values of our cash and cash equivalents, receivables and accounts payable approximate fair value because of the short term maturities of these instruments.

Stockholders’ equity

As of December 31, 2009 total stockholders’ equity was $9.8 million. For year ended December 31, 2010 changes in stockholders’ equity consist of a net loss of $585 thousand and an adjustment of $(4.3) million to retained earnings as of January 1, 2010 to establish deferred taxes on a stand-alone financial reporting basis. Changes in stockholders’ equity for the Predecessor Period and Successor Period consist of net income of $115 thousand and net loss of $45 thousand, respectively. Further changes in stockholders’ equity consist of the cumulative changes due to fresh start accounting of $4.1 million.

Casino Revenues

Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession.  Food and beverage and other operating revenues are recognized when services are performed.

Revenues are recognized net of certain sales incentives which are required to be recorded as a reduction of revenues; consequently, the Company’s casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs, such as the player’s club loyalty program.

Food, Beverage and Other Revenues

The Company recognizes food, beverage and other revenue at the time that goods or services are provided.

Promotional Allowances

Revenues include the estimated retail value of food and beverages provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is reclassified to the casino department for the years ended December 31, as follows (in thousands):

	Successor	Predecessor
	9 Months Ended	3 Months Ended	Year Ended
	December 31, 2011	March 31,2011	December 31, 2010
Food and Beverage	$2,555	$896	$4,310
Total	$2,555	$896	$4,310

Self-Insurance Reserves

The Company is self-insured for health insurance.  Insurance claims and reserves include accruals of estimated settlements for known claims as well as accrued estimates of incurred but not reported claims. In estimating these costs, the Company considers its historical claims experience and makes judgments about the expected levels of costs per claim.  Changes in health care costs, claim frequency and severity and other factors can materially affect the estimate for these liabilities.

Loyalty Club Program

The Company provides its guests the opportunity to earn points redeemable for cash based on their level of gaming and non-gaming activities while at the Riviera Black Hawk. An accrual is recorded as points are earned based upon expected redemption rates.

Advertising

The costs of advertising are expensed as incurred.  Advertising expense was $0.6 million, $0.3 million, and $2.1 million for Successor Period, the Predecessor Period and year ended December 31, 2010, respectively.

Recently Issued Accounting Standards

In December 2011, the FASB issued amendments to enhance disclosures about offsetting and related arrangements. This information will enable the reader of the financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial and derivative instruments. These amendments are effective for annual reporting periods, and interim periods within those years, beginning on or after January 1, 2013. The disclosures required by these amendments should be provided retrospectively for all comparative periods presented. Management does not believe that these amendments will have a material impact on the financial statements.

In June 2011, the FASB issued amendments to guidance regarding the presentation of comprehensive income. The amendments eliminate the option to present components of Other Comprehensive Income (“OCI”) as part of the statement of changes in stockholders’ equity. The amendments require that comprehensive income be presented in either a single continuous statement or in two separate but consecutive statements. In a single continuous statement, the entity would present the components of net income and total net income, the components of OCI and a total of OCI, along with the total of comprehensive income in that statement. In the two-statement approach, the entity would present components of net income and total net income in the statement of net income and a statement of OCI would immediately follow the statement of net income and include the components of OCI and a total for OCI, along with a total for comprehensive income. The amendments also require the entity to present on the face of the financial statements any reclassification adjustments for items that are reclassified from OCI to net income in the statement(s) where the components of net income and the components of OCI are presented. The amendments do not change the items that must be reported in OCI, when an item of OCI must be reclassified to net income or the option to present components of OCI either net of related tax effects or before related tax effects. The amendments, excluding the specific requirement to present on the face of the financial statements any reclassification adjustments for items that are reclassified from OCI to net income in the statement(s) where the components of net income and the components of OCI are presented which was deferred by the FASB in December 2011, are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and are to be applied retrospectively.

The Company adopted the guidance as of January 1, 2012 which did not have a material impact on the financial statements.

In May 2011, the FASB issued amendments to existing fair value measurement guidance in order to achieve common requirements for measuring fair value and disclosures in accordance with accounting principles generally accepted in the United States and International Financial Reporting Standards. The guidance clarifies how a principal market is determined, addresses the fair value measurement of instruments with offsetting market or counterparty credit risks, addresses the concept of valuation premise and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy and requires additional disclosures. The amendments are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011. The Company adopted the guidance as of January 1, 2012, which did not have a material impact on the Company’s financial statements.

In December 2010, the FASB issued guidance to improve disclosures of supplementary pro forma information for business combinations. The guidance specifies that if an entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This guidance also expands the supplemental pro forma disclosures required to include a description of the nature and amount of material nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.  In the event that the Company acquires companies significant to its operations in the future, the Company expects that the adoption of the guidance will have an impact on its financial statements.

In April 2010, the FASB issued guidance on accruing for jackpot liabilities. The guidance clarifies that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can legally avoid paying that jackpot (for example, by removing the gaming machine from the casino floor). Jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This guidance applies to both base jackpots and the incremental portion of progressive jackpots. However, the guidance is expected to only affect the accounting for base jackpots, as the guidance uses the same principle that is currently applied by the Company to the incremental portion of progressive jackpots. The guidance was effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. This guidance should be applied by recording a cumulative-effect adjustment to opening retained earnings in the period of adoption. The Company adopted the guidance as of January 1, 2011, which did not have a material impact on the Company’s financial statements.

On September 15, 2011, the FASB issued ASU No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (ASU 2011-08). This update amends ASC Topic 350, Intangibles – Goodwill and Other, to give companies the option to perform a qualitative assessment that may allow them to skip the annual two-step test and reduce costs. ASU 2011-08 is effective for fiscal years beginning after December 15, 2011, which means that it will be effective for the Company’s fiscal year beginning January 1, 2012.  Early adoption is permitted. The Company is in the process of evaluating this update and therefore has not yet determined the impact that adoption of ASU 2011-08 will have on its financial statements.

A variety of proposed or otherwise potential accounting standards are currently under review and study by standard-setting organizations and certain regulatory agencies.

Because of the tentative and preliminary nature of such proposed standards, we have not yet determined the effect, if any, that the implementation of any such proposed or revised standards would have on the Company’s financial statements.

Certain Risks and Uncertainties

The Company’s operations are dependent on its continued licensing by state gaming authorities. The loss of a license could have a material adverse effect on future results of operations.

The Company is dependent on the economy of the United States in general, and any deterioration in the national economic, energy, credit and capital markets could have a material adverse effect on future results of operations.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist of cash equivalents and accounts receivable.

The Company’s policy is to limit the amount of credit exposure to any one financial institution, and place cash deposits with financial institutions evaluated as being creditworthy.  The Company has bank deposits that exceed federally-insured limits.

Accounts receivable are written off when management determines that an account is uncollectible.  Recoveries of accounts previously written off are recorded when received. An allowance for doubtful accounts is determined to reduce the Company’s receivables to their carrying value, which approximates fair value. The allowance is estimated based on historical collection experience and current economic and business conditions.

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Significant estimates used by the Company include estimates for the recoverability and useful lives of depreciable and amortizable assets, estimates for certain asset and liability accruals, estimates of the ability to realize deferred tax assets and estimates of the collectability of certain receivables.  Actual results may differ materially from estimates.

2.                                    FRESH-START REPORTING

Fresh-Start Balance Sheet

In accordance with accounting guidance related to financial reporting by entities in reorganization under the United States Bankruptcy Code, the Company adopted fresh-start reporting upon the Substantial Consummation Date. The Company was required to apply the provisions of fresh-start reporting to its financial statements because (i) the reorganization value of the assets of the emerging entity immediately before the Substantial Consummation Date was less than the total of all post-petition liabilities and allowed claims and (ii) the holders of the existing voting shares of Predecessor common stock immediately before confirmation (i.e., the holders of shares of the common stock of Predecessor that were issued and outstanding prior to the commencement of the Chapter 11 Cases) received less than 50 percent of the voting shares of the emerging entity. Under the accounting guidance, fresh-start reporting was required on the date on which the Plan was confirmed by the Bankruptcy Court, but further provides that fresh-start reporting should not be applied until all material conditions to the Plan were satisfied. All material conditions to the Plan were satisfied as of April 1, 2011.

2.                                    FRESH-START REPORTING (Continued)

Fresh-start reporting generally requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s enterprise value as set forth in the Plan to its assets and liabilities pursuant to accounting guidance related to business combinations as of the Substantial Consummation Date. As set forth in the disclosure statement, relating to the Plan, as confirmed by the Bankruptcy Court on November 17, 2010, the enterprise value of RBHI was estimated to be in the range of $54.0 million to $62.7 million.  That enterprise value was estimated using various valuation methods, including (i) a comparison of RBHI projected performance to the market values of comparable companies, and (ii) a calculation of the present value of the future cash flows of RBHI based on financial projections.

The enterprise value for each was determined using various valuation methods, including the cost method and the discounted cash flow method, a form of the income approach.  Under the cost method, assets were valued at the cost to acquire a similar or substitute asset.  Under the discounted cash flow method, value was determined using projected future cash flows.  For future cash flows, financial projections for the period 2011 through 2015 were used with a composite annual growth rate for the four years after 2011 of 3%. The average marginal tax rate was assumed to be 38% for the Company and included federal, state and local taxes. The discount rate applied for assets valued using the discounted cash flow method was 15%, which was calculated using a weighted average cost of capital analysis based on comparable statistics of the Company’s peer group. The present value of all cash flows after 2015 were calculated using terminal values which were calculated by applying 3% growth to the 2015 financial projections which were then discounted  by 17%.

Based upon a reevaluation of relevant factors used in determining the range of enterprise value and updated expected future cash flow projections, management concluded that $58.4 million should be used for fresh-start reporting purposes, as it most closely approximated fair value. After deducting the fair value of debt and adding the excess cash received, this resulted in a post-emergence equity value for the Company of $5.1 million.

In accordance with fresh-start reporting, the enterprise value was allocated to existing assets using the measurement guidance related to business combinations. In addition, liabilities were recorded at the present value of amounts estimated to be paid. Finally, the accumulated deficit of the Company was eliminated, and new debt and equity were recorded in accordance with the Plan.

Estimates of fair value represent the management’s best estimates, which are based on industry data and trends, and by reference to relevant market rates and transactions and discounted cash flow valuation methods, among other factors. The determination of the fair value of assets and liabilities is subject to significant estimation and assumptions, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially.

The April 1, 2011 balance sheet presented below summarizes the impact of the adoption of the Plan and fresh-start accounting as of the Substantial Consummation Date (amounts in thousands):

	Predecessor		Fresh-start		Successor

	March 31, 2011	Reorganizational	Accounting		April 1, 2011

	(Unaudited)	items (a)	Adjustments		(Unaudited)
Cash	$6,465	$-	$-		$6,465
Accounts receivable	130	-	-		130
Inventories	83	-	-		83
Prepaid expenses and other assets	887	-	-		887
Total current assets	7,565	-	-		7,565

Property and Equipment, net	56,437	-	(13,637)	( b )	42,800

Due from parent	20,954	-	-		20,954
Intangibles assets, net	-	-	7,969	( c )	7,969
Total other assets	20,954	-	7,969		28,923
Total Assets	$84,956	$-	$(5,668)		$79,288

Current portion - capital lease	$44	$-	$-		$44
Accounts payable	2,242	-	-		2,242
Accrued expenses	3,117	-	-		3,117
Income tax payable	338	-	-		338
Total current liabilities	5,741	-	-		5,741

Deferred tax liability	4,053	-	-		4,053
Due to parent	70,060	-	-		70,060
Total long-term liabilities	74,113	-	-		74,113
Total Liabilities	79,854	-	-		79,854

Common stock	0.01	(0.01)	-		-
Paid-in capital	0.09	(0.09)	-		-
Additional paid-in capital	1,157	(1,157)	-		-
Retained earnings	3,945	1,157	(5,668)	( a )	(566)
Total stockholders' equity	5,102	-	(5,668)		(566)
Total Liabilities & Stockholders' Equity	$84,956	$-	$(5,668)		$79,288

Fresh-Start Accounting Explanatory Notes

Reorganization Items

(a)  Represents amounts recorded as of the Substantial Consummation Date for the consummation of the Plan, including the cancellation of Predecessor’s equity.

Fresh-Start Adjustments

(b)  Reflects the fair value of land, property and equipment in connection with fresh-start reporting. The following table summarizes the components of property and equipment, net as a result of the application of fresh-start reporting (in thousands):

		Predecessor	Successor
	Estimated Life	March 31,	April 1,
	(Years)	2011	2011
Land	∞	$16,183	$9,500
Land improvements	15 to 20	2,643	100
Building and improvements	7 to 40	45,715	26,300
Furniture, fixtures and equipment	3 to 7	29,459	6,900
Total cost		94,000	42,800
Less accumulated depreciation		(37,563)	-
		$56,437	$42,800

Fair value estimates were based on various valuation methods. Personal property related to assets with active secondary markets, such as slot machines, were valued using market prices of similar assets. Other personal property such as furniture, fixtures and other equipment, were valued using a depreciated replacement cost method. Land was valued using market comparable data. Where applicable, the income approach was utilized to estimate the fair value of the income producing land, buildings, building improvements and land improvements either by direct capitalization or discounted cash flow analysis. For specific real property assets that were valued using the cost approach, the income and/or sales comparison approach was utilized to support the value conclusion of the cost approach.

(c)  Reflects the fair value of intangible assets in connection with fresh-start reporting. The following table summarizes the components of intangible assets as a result of the application of fresh-start reporting (in thousands):

		Predecessor	Successor
	Estimated Life	March 31,	April 1,
	(Years)	2011	2011
Customer lists	5	$-	$6,800
Trade name	15	-	1,169
Total		$-	$7,969

3.                                    ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at December 31 (in thousands):

	Successor	Predecessor

	2011	2010
Commissions	$159	$93
Rebates	39	33
Credit card receivable	2	2
Total	200	128
Less - collection allowances	-	-
Accounts receivable - net	$200	$128

4.                                    PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other current assets consist of the following at December 31 (in thousands):

	Successor	Predecessor

	2011	2010
Prepaid insurances	$129	$125
Vendor deposits and retainers	4	7
Prepaid equipment maintenance	205	191
Deferred income taxes	140	387
Other	178	175
Total	$656	$885

5.                                    PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31 (in thousands):

	Successor	Predecessor

	2011	2010
Land and improvements	$9,600	$18,826
Buildings and improvements	26,240	45,715
Equipment, furniture, and fixtures	6,806	29,293
Total Cost	42,646	93,834
Less -accumulated depreciation and amortization	(1,820)	(36,684)
Property and equipment - net	$40,826	$57,150

In accordance with its policy, the Company reviews the estimated lives of its fixed assets on an ongoing basis. Substantially all of the Company’s property and equipment was pledged as collateral to secure debt of RHC and ROC.

Depreciation and amortization for the Successor Period, Predecessor Period and year ended December 31, 2010 were $2.9 million, $0.9 million and $3.7 million, respectively.

6.                                    INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, (in thousands):

	Estimated Average Life
	(years)	2011
Trade Name	15	$1,169
Customer list	5	6,800
Total Intangible assets		7,969
Less accumulated amortization:
Trade name		(65)
Customer list		(1,020)
Total accumulated amortization		(1,085)
Intangible assets - net	6.5	$6,884

Estimated amortization expense for the years ended December 31, 2012 through 2016 and thereafter is as follows:

(in thousands)
2012	$1,438
2013	1,438
2014	1,438
2015	1,438
2016	418
Thereafter	714
Total	$6,884

In connection with the adoption of fresh-start reporting, the Company recognized $1.17 million in a trade name related to the Riviera name, which will be amortized on a straight-line basis over fifteen years.  Customer lists were valued at $6.8 million, representing the value associated with our customers under our customer loyalty programs and are being amortized on a straight-line basis over five years.

Intangible assets related to the Plan were valued using income and cost based methods as appropriate.  The Riviera trade name was valued based on the relief from royalty method which is a function of projected revenue, the royalty rate that would hypothetically be charged by a licensor of an asset to unrelated licensee and a discount rate.  The royalty rate was based on factors such as age, market competition, absolute and relative profitability, market share and prevailing rates for similar assets to reach a 1% royalty rate.

The discount rate applied was 16%, based on the weighted average cost of capital of the properties benefiting from the trade name.  The value assigned to customer lists is based on the present value of future earnings using the replacement cost method based on internally developed estimates.

Amortization expense for the Successor and Predecessor periods was $1.1 million and $0, for the years ended December 31, 2011 and 2010, respectively.

7.                                    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable consists of the following at December 31 (in thousands):

	Successor	Predecessor

	2011	2010
Accounts payable vendors	$600	$1,248
Customer deposits and other	31	48
	$631	$1,296

Accrued expenses consist of the following at December 31 (in thousands):

	Successor	Predecessor

	2011	2010
Progressive jackpot liability	$610	$858
Customer loyalty liability	258	306
Outstanding chips and tokens liability	66	43
Total gaming customer-related payables	934	1,207
Payroll and related taxes and benefits	806	682
Property and gaming taxes	2,030	2,225
Professional fees, deposits and other	110	95
Total accrued expenses	$3,880	$4,209

8.                                    FAIR VALUE MEASUREMENTS

The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate carrying values due to the short maturity of these items.

Fair value is defined in the authoritative guidance as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The fair value framework requires the categorization of assets and liabilities into three levels based upon assumptions (inputs) used to price the assets and liabilities.  Level 1 provides the most reliable measure of fair value, whereas, Level 3 generally requires significant management judgment.

The three levels are defined as follows:

•                  Level 1:  Quoted market prices in active markets for identical assets or liabilities.

•                  Level 2:  Observable market-based inputs or unobservable inputs that are corroborated by market data.

•                  Level 3:  Unobservable inputs that are not corroborated by market data.

As of December 31, 2011, the Company had no assets or liabilities measured at fair value on a recurring basis.

9.                                    LIABILITIES SUBJECT TO COMPROMISE (PREDECESSOR)

Under bankruptcy law, actions by creditors to collect upon liabilities of the Debtors incurred prior to the Petition Date were stayed and certain other pre-petition contractual obligations were not allowed to be enforced against the Debtors without approval of the Bankruptcy Court.  In accordance with ASC 852, these liabilities are classified as liabilities subject to compromise in our balance sheets as of December 31, 2010 and are adjusted to the expected amount of the allowed claims, even if they may be settled for lesser amounts.  Liabilities subject to compromise are classified separately from long-term obligations and current liabilities in the accompanying balance sheet at December 31, 2010.

Liabilities subject to compromise consist of accounts related to accounts payable in the amount of $0 and $110,000 as of December 31, 2011 and 2010, respectively.

10.                            OPERATING LEASES

Rental expense for equipment under operating leases for the Successor Period, Predecessor Period and year ended December 31, 2010 were approximately $58 thousand, $19 thousand and $63 thousand, respectively.  All are cancelable within one year.

11.                            INCOME TAXES

For income tax purposes, the Company is included in RHC’s consolidated corporate federal income tax return. The Company uses the separate return method on a consolidated basis for purposes of allocating the consolidated tax provision.

Components of our (benefits)/provision for income taxes from continued operations are as follows:

	Successor	Predecessor

	9 Months Ended	3 Months Ended	Year Ended

	December 31, 2011	March 31, 2011	December 31, 2010
Federal	$953	$(33)	$58
State	82	-	5
Total current	1,035	(33)	63

Federal	(989)	70	(316)
State	(85)	6	(27)
Total deferred	(1,074)	76	(343)
(Benefit) provision for income taxes	$(39)	$43	$(280)

The effective income tax rate differs from the statutory US federal income tax rate as follows:

	Successor	Predecessor

	9 Months Ended	3 Months Ended	Year Ended

	December 31, 2011	March 31, 2011	December 31, 2010
Taxes at federal statutory rate	35.00%	35.00%	35.00%
State income tax, net	3.00%	3.00%	3.00%
Permanent differences	(15.60%)	8.80%	(6.60%)
Credits	23.80%	(20.90%)	0.60%
Other, net	0.20%	1.30%	0.40%
Total	46.40%	27.20%	32.40%

Under the accounting guidance, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income tax liability consisted of the following:

	Successor	Predecessor

(Dollar in thousands)	2011	2010
Deferred tax assets
Reserve and accruals	$249	$330
Net operating loss	-	275
Property and equipment	1,966	-
Total before valuation allowance	2,215	605
Valuation allowance	-	-
Total deferred tax asset	2,215	605
Deferred tax liabilities
Prepaid expenses	(106)	(187)
Property and equipment	-	(4,082)
Intangibles	(3,210)	-
Other	(3)	(31)
Total deferred tax liability	(3,319)	(4,300)
Net deferred tax liability	$(1,104)	$(3,695)

We have performed an assessment of positive and negative evidence regarding the realization of the deferred tax assets in accordance with accounting guidance. This assessment included the evaluation of the reversal of temporary differences.  As a result, we have concluded that it is more likely than not that the deferred tax assets, will be realized and thus have not provided an allowance for the deferred tax asset balance.

The Company is subject to the accounting guidance for uncertain income tax positions as of January 1, 2007. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to the accounting guidance. In addition, the Company did not record a cumulative effect adjustment related to the adoption of the accounting guidance for uncertain income tax positions.

Management does not believe that the amounts of unrecognized tax benefits will increase within the next twelve months.  With a few exceptions, we are no longer subject to U.S. federal, state and local income tax examinations for years before 1994.

12.                            COMMITMENTS AND CONTINGENCIES

The Company is party to routine lawsuits arising in the normal course of operations of the casino. We do not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

13.                            EMPLOYEE BENEFIT PLANS

Profit Sharing and 401(k) Plans — the Company maintains profit sharing and 401(k) plans for employees who are at least 21 years of age and who are not covered by a collective bargaining agreement; employees are eligible to participate in these plans after 90 days of service.

Effective January 1, 2009, the Company suspended the Company match to the 401(k) plan.  As a result, the Company made no matching contributions during the Successor Period, Predecessor Period or for the year ended December 31, 2010.

14.                            RELATED PARTY TRANSACTIONS

The Company was capitalized with funds from RHC, pays a management fee and interest expense to RHC and ROC and transfers excess operating cash to RHC.  These amounts are reflected as due to Parent and Intercompany in the Company’s balance sheet as applicable.  The management fees were $0.9 million and $0.7 million for the years ended December 31, 2011 and 2010, respectively.

The loan due to RHC amounted to $70 million as of December 31, 2011 and 2010. The loan represents a note initiated in August of 2002 payable in full on demand. For years ended December 31, 2011 and 2010, the note has an interest rate of 7.5% annually, which the Company recorded as interest expense, Due to parent on its statement of operations. In accordance with a credit agreement between RHC and lenders dated June 8, 2007, the intercompany debt is subordinated and principal and other amounts on the intercompany note are not due until the lender obligations are paid in full. Further, upon emergence from Bankruptcy the new debt agreement also subordinates the intercompany note until the lender obligations are paid in full.  Based on the terms of the debt agreements, the Company classified the amount due to parent as a long-term liability on its balance sheet as of December 31, 2011 and 2010.

The operating results of the Company may have been different if the Company had operated autonomously as a stand-alone entity without these transactions with its affiliate.

15.                            SUBSEQUENT EVENTS

The Company evaluated all subsequent events through the date the financial statements were issued. No material subsequent events have occurred since December 31, 2011 that required recognition or disclosure in the financial statements.

As discussed in Note 1, On September 29, 2011, RHC, ROC and RBHI, entered into a Stock Purchase Agreement with Monarch Casino & Resort, Inc., a Nevada corporation, and its wholly-owned subsidiary Monarch Growth Inc., a Nevada corporation (collectively, the “Buyer”).  The transaction closed on April 26, 2012.